Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of December 10, 2020, is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott Advisors (UK) Limited, a private limited company organized under the laws of the United Kingdom, and Elliott International, L.P., a Cayman Islands limited partnership (each an “Investor” and collectively, the “Investors”), and Alkermes plc, an Irish public limited company (the “Company”). Each of the Company, on the one hand, and the Investors collectively, on the other hand, shall be referred to herein as a “Party” and together, the “Parties”.

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investors and the Company agree as follows:

1.Board Composition and Other Matters.

(a)Effective as of the execution of this Agreement, Elliott Associates hereby withdraws its notice of nomination to the Company, dated as of December 1, 2020, in respect of its intention to nominate, and to solicit proxies for the election of, three individuals as director candidates to the Board of Directors of the Company (the “Board”) at the Company’s 2021 Annual General Meeting of Shareholders (the “2021 AGM”).

(b)The Company and the Investors shall cooperate in good faith to identify and agree upon a Qualified Candidate to be appointed to the Board in accordance with the Company’s Articles of Association (as may be amended from time to time, the “Articles of Association,” and such Qualified Candidate, the “Additional Director”), with such appointment to take place as promptly as practicable following the date of this Agreement, and in any event prior to March 31, 2021.

(c)No later than twenty (20) Business Days from the date of this Agreement, the Board shall take all action necessary to form a committee of the Board (the “New Committee”) to oversee achievement of profitability targets and implementation of the Company’s cost optimization activities, including the potential monetization of the Company’s non-core assets, as set forth in the Press Release (as defined below).  Initially, the Board shall cause the New Committee to be composed of four (4) members, including Richard F. Pops, Frank Anders Wilson, Mr. Daglio and Mr. McKeon as the members of the New Committee. Upon the Additional Director’s appointment to the Board, the Board would appoint the Additional Director to the New Committee as an additional member. The Company and Elliott shall cooperate in good faith to agree upon a charter for the New Committee, which shall be consistent with the Press Release.

(d)If the Additional Director resigns from the Board or ceases to be a director for any other reason prior to the Expiration Time (as defined below), and at such time the Investors beneficially own a “net long position” (as defined in Rule 14e-4 under the Exchange Act (as defined below)) of, or have aggregate net long economic exposure to, at least 3.0% (the “Minimum Ownership Threshold”) of the then outstanding ordinary shares, par value $0.01, of the Company (“Company Ordinary Shares”), then, as promptly as practicable, the Company and the Investors shall cooperate with each other to select a mutually acceptable Qualified Candidate to be appointed to the Board in accordance with the Articles of Association (such Qualified Candidate, the “Replacement Additional Director”), and the Board shall take all action necessary to appoint such person to serve as a director of the Company for the remainder of the Additional Director’s term.  Effective upon the appointment of a Replacement Additional Director to the Board, such Replacement Additional Director shall be considered an Additional Director for all purposes of this Agreement.  In the event that the Investors seek to exercise their rights under this Section 1(d), the

Investors shall certify in writing to the Company that their (together with their Affiliates) beneficial ownership of, or aggregate economic exposure to, Company Ordinary Shares satisfies the Minimum Ownership Threshold as of the proposed time of any such exercise. The Company’s obligations under this Section 1(d) shall terminate as a nonexclusive remedy for any material breach of this Agreement by any Investor upon ten (10) Business Days’ written notice by the Company to the Investors if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of such notice period.

(e)The Board shall propose an amendment to the Articles of Association for approval by the Company’s shareholders at the 2021 AGM to declassify the Board, and shall recommend to the Company’s shareholders that they vote in favor of such proposal.

(f)On or prior to March 31, 2021, the Company shall hold an “Investor Day” for the Company’s ordinary shareholders consistent with the Press Release.

2.Cooperation.

(a)Each of the Investors and the Company agrees that, from the date of this Agreement until the Expiration Time (such period, the “Cooperation Period”), the Company and each Investor shall each refrain from making, and shall cause their respective controlling and controlled Affiliates and its and their respective principals, directors, members, general partners, officers and key employees, and its and their respective Representatives acting on their behalf, not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (A) in the case of any such statements or announcements by any of the Investors or their related parties, the Company and its Affiliates or any of their current or former officers, directors, or employees, and (B) in the case of any such statements or announcements by the Company or its related parties, the current or former principals, directors, members, general partners, officers or employees of the Investors or any of their Affiliates; in each case, including (1) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC or any other governmental or regulatory agency, (2) in any press release or other publicly available format or (3) to any journalist or member of the media (including, in a television, radio, newspaper or magazine interview or otherwise); provided, however, that any unpremeditated, private, informal remark to any person that is not part of any coordinated communication or campaign, and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Section 2(a), will not be deemed a breach of this Section 2(a). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Investors and their Affiliates and Representatives (in their capacity as such), on the one hand, and among the Company and its Affiliates and Representatives (in their capacity as such), on the other hand.

(b)During the Cooperation Period, each Investor shall cause all of the outstanding Company Ordinary Shares that such Investor or any of its controlled Affiliates has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes, and to be voted, at any general or extraordinary meeting of the Company, and at any adjournments or postponements thereof (any such general or extraordinary meeting, or adjournment or postponement thereof, a “Shareholder Meeting”), and to consent in connection with any action by written consent in lieu of a meeting, in each case in accordance with the Board’s recommendations, as such recommendations are set forth in the applicable definitive proxy statement or consent statement filed in respect thereof, with respect to (i) the election, removal and/or replacement of directors (or the requisition of an extraordinary general meeting in respect of any of the foregoing) (a “Director Proposal”) and (ii) any other proposal submitted to the shareholders of the Company other than proposals related to any Extraordinary Transaction (as defined below); provided, however, that in the event that either Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LCC (“Glass Lewis”) issue voting recommendations that differ from the voting recommendation of the Board with respect to any Company proposal submitted to shareholders at a Shareholder Meeting (other than Director Proposals), the Investors shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation(s), as applicable.

(c)During the Cooperation Period, each Investor shall not, and shall cause its controlling and controlled Affiliates and its and their respective Representatives acting on their behalf (together with the Investors, the “Restricted Persons”) not to, directly or indirectly, without the prior written consent, invitation or authorization by the Company or the Board:

(i)

acquire, or offer or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case if such acquisition, offer, agreement or transaction would result in the Investors (together with their respective Affiliates) having beneficial ownership of more than 9.9% of the Company Ordinary Shares outstanding at such time;

(ii)

(A) requisition, request or call for (publicly or otherwise), alone or in concert with others, a Shareholder Meeting or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make, alone or in concert with others, or be the proponent of any shareholder proposal to the Company, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of shareholders;

(iii)

(A) make any request for, or exercise any right conferred by Irish or other applicable law, to inspect or request a copy of the Company’s register of shareholders, register maintained under section 1061 of the Companies Act 2014 of Ireland (the “Irish Companies Act”) or other books and records of the Company or any of its subsidiaries under applicable law providing for shareholder access to books and records, (B) apply for the appointment of an inspector to investigate the affairs or membership of the Company or any of its Affiliates or (C) require the Company to exercise its powers under section 1064 of the Irish Companies Act;

(iv)

engage in any “solicitation” (as such term is used in the proxy rules of the SEC, excluding carve-outs relating to solicitations of ten or fewer shareholders) of proxies or consents, with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v)

submit to the Company a proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or assets (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Investors (it being understood that the foregoing shall not restrict an Investor from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company);

(vi)

make any public proposal with respect to (A) any change in the number, term or identity of directors or the filling of any vacancies on the Board, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management or corporate or governance structure, except for such statements that are consistent with the Press Release or the provisions of this Agreement, (D) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (E) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)

knowingly encourage or intentionally or deliberately advise any other person or intentionally or deliberately assist any person in so encouraging or advising any other person with respect to the giving or withholding of any proxy, consent or other authority to vote any Voting Securities, or in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, if applicable), or otherwise form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities (other than a “group” solely including other Restricted Persons with respect to any securities of the Company now or hereafter owned by them);

(viii)

enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Investors or (C) granting proxies in solicitations approved by the Board;

(ix)

engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Investors ceasing to have a “net long position” in the Company;

(x)

sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Ordinary Shares held by a Restricted Person to any third party;

(xi)

institute, solicit or join, as a party, any litigation, arbitration or other proceeding against or involving the Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation to enforce the provisions of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement (including the Press Release), (D) exercising statutory appraisal rights or (E) responding to or complying with a validly issued legal process;

(xii)

enter into any negotiations, agreements (whether written or oral), arrangements or understandings with any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement; or

(xiii)

make any request or submit any proposal to amend or waive the terms of this Agreement (including this clause), in each case, publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons;

provided, however, that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (i) as a nonexclusive remedy for any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the Additional Director to the Board, to establish the New Committee in accordance with Section 1 or to issue the Press Release in accordance with Section 3) upon five (5) business days’ written notice by any of the Investors to the Company if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person of more than 30% of the Voting Securities or assets having an aggregate value exceeding 30% of the aggregate enterprise value of the Company during the Cooperation Period, other than consistent with the Press Release, or (y) one or more definitive agreements providing for a transaction or series of transactions which would in the aggregate result in the Company issuing to one or more third parties at least 15% of the outstanding Company Ordinary Shares immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) on an as-converted basis during the Cooperation Period; and (iii) the commencement of any tender or exchange offer (by any person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (provided that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer).

(d)Nothing in this Agreement shall in any way prohibit, restrict or limit any Restricted Person’s ability to (i) make any public or private statement or announcement with respect to any Extraordinary Transaction (except for issuer tender offers of the Company to repurchase Company Ordinary

Shares) that is publicly announced by the Company or a third party, (ii) make any factual statement or disclosure as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by the Investor or any of its Affiliates), (iii) grant any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (iv) negotiate, evaluate and/or trade, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company, or (v) provide its views privately to the Board or management on any matter or to privately request a waiver of any provision of this Agreement as long as such actions would not reasonably be expected to require public disclosure of such actions by the Company or the Investors.

3.Public Announcement.

(a)The Company shall (x) announce this Agreement by means of a press release in the form attached to this Agreement as Exhibit A (the “Press Release”) and (y) file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto, in each case no later than 8:00 a.m., New York City time, on December 10, 2020. The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the Investors and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Investors and their Representatives.

(b)Prior to the issuance of the Press Release, neither the Company nor the Investors shall issue any press release or other public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

4.Representations and Warranties of the Company.  The Company represents and warrants to the Investors as follows:  (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

5.Representations and Warranties of the Investors.  Each Investor represents and warrants to the Company as follows:  (a) such Investor has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement, and (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, constitutes a valid and binding obligation and agreement of such Investor and is enforceable against such Investor in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

6.Definitions.  For purposes of this Agreement:

(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand,

and the Investors and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Investors, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Investors or their Affiliates;

(b)the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c)the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d)the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e)the term “Expiration Time” means the earlier of (x) December 31, 2021 and (y) the date that is 30 calendar days prior to the notice deadline under the Articles of Association for the nomination of director candidates for election to the Board at the Company’s 2022 Annual General Meeting of Shareholders;

(f)the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors;

(g)the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(h)the term “Qualified Candidate” shall mean an individual who (i) qualifies as Independent, (ii) is not an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor, (iii) is not a limited partner, member or other investor in any Investor or any Affiliate of an Investor, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate of an Investor regarding such person’s service as a director on the Board, and (v) meets all other qualifications required for service as a director set forth in the Articles of Association and the Company’s Corporate Governance Guidelines;

(i)the term “Representatives” means a person’s respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of such person;

(j)the term “SEC” means the U.S. Securities and Exchange Commission; and

(k)the term “Voting Securities” means the Company Ordinary Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of the Investors or any Restricted Persons hereunder (including under Section 2(b) and (c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

7.Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below, (b) given by fax, when transmitted to the fax number set forth below, (c) given by a nationally recognized overnight carrier, one Business Day after being sent or (d) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Connaught House, 1 Burlington Rd.

Dublin 4, Ireland D04 C5Y6

Attention: Secretary; Chief Legal Officer

Telephone: +353 1 772‑8000

Email: david.gaffin@alkermes.com

Fax: +353 1 772-8001

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Kai H. Liekefett; Derek Zaba

Telephone: (212) 839-8744; (650) 565-7131

Email: kliekefett@sidley.com; dzaba@sidley.com

Fax: (212) 839-5599

if to the Investors:

Elliott Advisors (UK) Limited

Park House

116 Park Street

London W1K 6AF

Attention: Sebastien de La Riviere

Telephone: +44 (0)20 3009 1180

Email: sdelariviere@elliottadvisors.co.uk

Fax: +44 (0)20 3009 1181

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Steve Wolosky; Kenneth Mantel

Telephone: (212) 451-2333; (212) 451-2326

Email: swolosky@olshanlaw.com; kmantel@olshanlaw.com

Fax: (212) 451-2222

8.Expenses.  All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement shall be paid by the party incurring such fees, costs or expenses.

9.Specific Performance; Remedies; Venue.

(a)The Company and the Investors acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that the Company and the Investors shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  FURTHERMORE, THE COMPANY AND EACH INVESTOR AGREES THAT (I) THE NON-BREACHING PARTY SHALL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (II) THE BREACHING PARTY SHALL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (III) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE EVENT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)The Company and each Investor (i) irrevocably and unconditionally submits to the personal jurisdiction of the United States District Court for the Southern District of New York, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the United States District Court for the Southern District of New York, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

10.Severability.  If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

11.Termination.  This Agreement shall terminate at the Expiration Time.  Upon such termination, this Agreement shall have no further force and effect.  Notwithstanding the foregoing, Sections 6, 7, 9, 10, 11,

13, 14, 15 and 16 hereof shall survive termination of this Agreement and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12.Counterparts.  This Agreement may be executed in one or more counterparts and by scanned computer image (such as pdf), each of which shall be deemed to be an original copy of this Agreement.

13.No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Company and the Investors and is not enforceable by any other persons, except as otherwise allowed under this Section 13.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof shall be null and void ab initio.

14.No Waiver.  No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

15.Entire Understanding.  This Agreement (including that certain Confidentiality Agreement, dated as of November 30, 2020, by and between Elliott Investment Management L.P. and the Company), contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.  This Agreement may be amended only by an agreement in writing executed by the Company and the Investors.

16.Interpretation and Construction.  Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Investor, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

INVESTORS

ELLIOTT INVESTMENT MANAGEMENT L.P.

By: /s/ Elliot Greenberg

Name:Elliot Greenberg

Title:Vice President

ELLIOTT ASSOCIATES, L.P.

By:Elliott Investment Management L.P., as attorney-in-fact

By: /s/ Elliot Greenberg

Name:Elliot Greenberg

Title:Vice President

ELLIOTT INTERNATIONAL, L.P.

By:Hambledon, Inc., its General Partner

By:Elliott Investment Management L.P., as attorney-in-fact

By: /s/ Elliot Greenberg

Name:Elliot Greenberg

Title:Vice President

ELLIOTT ADVISORS (UK) LIMITED

By: /s/ Christopher Leonard

Name:C.P. Leonard

Title:Director

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

THE COMPANY

ALKERMES PLC

By: /s/ Tom Riordan

Name:Tom Riordan

Title:Assistant Company Secretary

[Signature Page to Cooperation Agreement]

EXHIBIT A

Press Release

     Alkermes Contacts:

For Investors:  Sandy Coombs +1 781 609 6377

For Media:  Katie Joyce +1 781 609 6806

Alkermes Announces Strategic Value Enhancement Plan and
Continued Board Refreshment

—	Commits to Non-GAAP Net Income Margin Targets of ~25% for FY 2023 and ~30% for FY 2024, Reflecting Rigorous Expense Management, Expected Revenue Growth and Commitment to Shareholder Value Creation —

—	Announces Potential Monetization of Non-Core Assets and Reiterates Commitment to Exploring Strategic Collaborations Around ALKS 4230 —

—	Two New Independent Directors Appointed and Board Refreshment Program to Continue —

—	Alkermes to Host Investor Day in the First Quarter of 2021 to Update Investors on Plan Implementation and R&D Portfolio —

DUBLIN, Ireland, Dec. X, 2020 – Alkermes plc (Nasdaq: ALKS) today announced a Value Enhancement Plan, or the Plan, designed to drive growth, improve operational and financial performance and enhance shareholder value, as the company continues to advance its mission of developing new medicines designed to have a real-world impact in the treatment of serious mental illness, addiction and cancer. The Plan includes a commitment to multi-year profitability targets, a review and optimization of the company’s cost structure, potential monetization of non-core assets, and continued governance enhancements, including the addition of two new independent directors with substantial financial and operational expertise to the company’s board of directors (the “Board”).

The Value Enhancement Plan is the result of an intensive process initiated over the last several months and is intended to position the company to efficiently execute on its business strategy, support the continued growth of its commercial products, including the potential approval and launch of ALKS 3831, and further the advancement of its pipeline of development programs. The Plan builds upon the company’s implementation of a restructuring and addition of two new independent directors to the Board in the fall of 2019 and the company’s board refreshment efforts announced in July 2020. These initiatives also follow constructive dialogue with the company’s shareholders, including funds advised by Elliott Advisors (UK) Limited (“Elliott”), and entry into an associated cooperation agreement between Alkermes and affiliates of Elliott.

“Alkermes’ Board and management are committed to engaging with shareholders and understanding their perspective and have been working on initiatives to drive greater operational efficiency, with a focus on shareholder value creation. These new initiatives also support our strong growth trajectory, which has come more clearly into focus over the past few months, with the positive advisory committee meeting and constructive regulatory interactions for ALKS 3831 for schizophrenia and bipolar I disorder, and with new clinical data emerging in our ALKS 4230 immuno-oncology program,” said Richard Pops, Chairman and Chief Executive Officer of Alkermes. “We believe these actions, alongside our focus on commercial execution, the potential approval and commercial launch of ALKS 3831, and the continued development of our pipeline candidates, position the company well for long-term value creation.”

A spokesperson for Elliott said, “Elliott is highly supportive of the initiatives announced today and commends the Board and management of Alkermes on taking these steps. From our dialogue with management we are confident that the Company is committed to creating shareholder value. Further, both David Daglio and Brian McKeon will add significant value to Alkermes’ Board and the newly formed board committee. Alkermes is significantly undervalued given its attractive assets and growth potential, and we are confident that these new initiatives will yield meaningful share price upside. We thank Richard and the rest of the team for their constructive dialogue and look forward to an ongoing engagement with the Company.”

Profitability Targets & Cost Structure Optimization Efforts

As part of the Value Enhancement Plan, the company today announced its commitment to achieving:

-	FY 2023 non-GAAP net income equal to 25% of the company’s total revenues and EBITDA margin[1] of 20% of total revenues
-	FY 2024 non-GAAP net income equal to 30% of the company’s total revenues and EBITDA margin of 25% of total revenues

[1]	Calculated as earnings before interest, taxation, depreciation, amortization and one-time items, includes share-based compensation expenses

The company plans to achieve these margins through disciplined management of the company’s cost structure combined with revenue growth, and is committed to meeting these targets in a range of scenarios. To underline Alkermes’ commitment to strong profitability, the compensation committee of the Board will consider these targets in its design of this year’s long-term incentive plan for senior management.

Alkermes has already undertaken several important initiatives to support these targets, including a reorganization of the company’s commercial infrastructure, which was implemented in November 2020. As part of the reorganization, several functional areas within the company’s commercial organization were consolidated to improve efficiencies and approximately 80 full-time positions were reallocated to support the anticipated launch of ALKS 3831, reducing the need for previously planned new hires. Additionally, the company has commenced an extensive review of its operations and structure both internally and with external advisors to identify potential areas for improved efficiencies. This review is ongoing, and the company plans to provide an update on the findings and planned initiatives resulting from the review following its conclusion, expected in the first quarter of 2021.

Evaluation of Strategic Opportunities

A newly set-up committee of the board will evaluate a broad range of potential strategic options related to Alkermes’ non-core assets, including monetization and divestiture opportunities.

In addition, the company underscored its prior commitment to exploring a strategic collaboration for ALKS 4230, the company’s immuno-oncology pipeline candidate, as an important element of the company’s focus on realizing the full potential of ALKS 4230 across a broad spectrum of possible treatment combinations, tumor types and lines of therapy. Alkermes believes that accumulating objective response data and subcutaneous administration data from its ARTISTRY development program for ALKS 4230 will serve as the basis for potential collaboration discussions.

Board Refreshment and Governance Update

The company today announced that it is taking a series of actions as part of its ongoing commitment to strong corporate governance and regular Board refreshment. These efforts build upon the refreshment process that began in 2019 with the engagement of a leading recruitment firm and the subsequent appointment of two highly-qualified independent directors: Andy Wilson and Richard Gaynor, M.D.

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Following the company’s July 2020 announcement of its continuing Board refreshment efforts, the Alkermes Board has appointed two new independent directors – David Daglio and Brian McKeon – who bring investor perspectives and strong financial and operational expertise to the Board.

-	Two long-serving directors, Robert Breyer and Paul Mitchell, plan to retire and step down from the Board at the close of the company’s 2021 Annual General Meeting of Shareholders.
-	The Board plans to identify at least one additional independent director to be appointed in the first half of 2021.

“Our board refreshment efforts during the past two years reflect our continued commitment to a strong, independent board with expertise that aligns with and directly supports Alkermes’ strategic priorities,” said Lead Independent Director David W. Anstice. “I am pleased to welcome David and Brian to the Board and believe that Alkermes will benefit greatly from their distinct combination of financial and operational expertise. We are confident that the Board is well positioned to provide robust guidance and oversight as the company continues its efforts to positively impact the lives of patients living with serious mental illness, addiction and cancer, while driving shareholder value creation.”

“On behalf of the Board, I would also like to express our most sincere appreciation to Paul Mitchell and Bob Breyer for their long and distinguished tenure on the Board and their invaluable contributions to Alkermes,” Mr. Anstice added.

In addition to the appointment of new directors, the company will also undertake the following corporate governance actions:

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The Board plans to form a committee to oversee achievement of the Profitability Targets and the potential monetization of the company’s non-core assets. The committee will initially be comprised of the Chief Executive Officer and three independent directors, including two of the newly appointed directors.

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The Board also intends to recommend that the company’s shareholders approve, at the company’s 2021 Annual General Meeting of Shareholders, an amendment to the company’s Articles of Association to declassify the Board.

Investor Day

The company plans to host an investor day in the first quarter of 2021 to provide an update on the implementation of the Value Enhancement Plan and highlight some of the new research and development programs in the company’s portfolio.

New Director Biographies

About David Daglio

As former Executive Vice President and Chief Investment Officer of Mellon Investments, Mr. Daglio brings a seasoned institutional investment management perspective to the Board. Over his 21-year career at Mellon, Mr. Daglio oversaw active equity portfolio management teams, served as the head of Opportunistic Value strategies and on Mellon’s board of directors, and helped architect and manage the merger of three unique companies to create the 12th largest U.S. asset manager. In his roles at Mellon, Mr. Daglio worked with institutional clients and boards around the world and grew portfolio assets by more than five-fold. Mr. Daglio currently serves as a director of Total Brain Ltd.

About Brian McKeon

Mr. McKeon brings strong financial and management expertise as well as public company executive and director experience to the Board. He has served as Executive Vice President and Chief Financial Officer of IDEXX Laboratories since 2014, leading its finance, corporate development and strategy, and investor relations functions, and, since June 2019, has overseen IDEXX’s livestock, water and human diagnostics businesses. Mr. McKeon previously served as a director of IDEXX from 2003 through 2013, and as a director of athenahealth, Inc. from September 2017 to February 2019. Prior to IDEXX, Mr. McKeon held executive leadership roles at Iron Mountain, The Timberland Company and PepsiCo.

About Alkermes

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on addiction and schizophrenia, and a pipeline of product candidates in development for schizophrenia, bipolar I disorder, neurodegenerative disorders and cancer. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

About Elliott

Elliott Management Corporation manages approximately $41 billion of assets. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, and employees of the firm. Elliott Advisors (UK) Limited is an affiliate of Elliott Management Corporation.

Non-GAAP Financial Measures

Non-GAAP net income (loss) adjusts for one-time and non-cash charges by excluding from U.S. generally accepted accounting principles (“GAAP”) results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; changes in the fair value of the contingent consideration; certain other one-time or non-cash items; and the income tax effect of these reconciling items.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the company’s expectations concerning future financial and operating performance, business plans or prospects, including expected revenue growth, the company’s commitment to, and ability to achieve, specified profitability targets, including non-GAAP net income and EBITDA margin targets as a percentage of total revenues, oversight of the achievement of such targets by a newly formed Board committee, and the company’s ability to create share price upside and long-term value for shareholders through expense management, cost structure optimization and potential monetization or divestiture of non-core assets; the company’s expectations regarding the timing and results of the review of the company’s operations and cost structure; the potential therapeutic and commercial value of the company’s marketed and development products; the company’s expectations concerning future development activities for the company’s development products, including expectations regarding the potential for future ALKS 4230 data to serve as a basis for a potential collaboration; expectations concerning the company’s regulatory interactions and commercial activities, including those relating to the potential approval and commercial launch of ALKS 3831; and the company’s plans for additional Board-related changes, including the expected appointment of at least one additional director and its plans to recommend declassification of the Board. The company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the cost structure review and optimization activities being undertaken by the company may not yield the intended results; the company may not be able to achieve its targeted profitability metrics, including non-GAAP net income and EBITDA margin targets as a percentage of total revenues, in a timely manner or at all; the unfavorable outcome of litigation, including so-called “Paragraph IV” litigation and other patent litigation, related to any of the company’s products or products using the company’s proprietary technologies, which may lead to competition from generic drug manufacturers; clinical development activities may not be completed on time or at all; the results of the company’s clinical development activities may not be positive, or predictive of real-world results or of results in subsequent clinical trials; regulatory submissions may not occur or be submitted in a timely manner; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the company’s products, such as decisions not to approve the company’s NDAs, including the NDA for ALKS 3831; the company and its licensees may not be able to continue to successfully commercialize their products; there may be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to governmental payers; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and the impacts of the ongoing COVID-19 pandemic and continued efforts to mitigate its spread on the company’s business, results of operations or financial condition; and those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

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